Exhibit 3.1

Certificate of Merger
Merging Ignite Merger Sub Inc.
a Delaware corporation,
with and into JJI Lighting Group, Inc.
a Delaware corporation

(Pursuant to Title 8, Section 251 of the General
Corporation Law of the State of Delaware)

JJI Lighting Group, Inc., a corporation organized and existing under the laws of the State of Delaware (“JJI”),

DOES HEREBY CERTIFY:

FIRST: That Ignite Merger Sub Inc., a corporation organized and existing under the laws of the State of Delaware (“Merging Company”) and JJI, are parties to that certain Agreement and Plan of Merger, dated as of May 12, 2006, as amended (the “Merger Agreement”), by and among The Genlyte Group Incorporated, JJI, International Mezzanine Capital B.V. and the Merging Company.

SECOND: That the name and state of incorporation of each of the constituent corporations in the transactions contemplated under the Merger Agreement (the “Merger”) are as follows:

Name	State of Incorporation
JJI Lighting Group, Inc.	Delaware
Ignite Merger Sub Inc.	Delaware

THIRD: That the Merger Agreement has been approved, adopted, certified, executed and acknowledged by each of JJI and the Merging Company in accordance with Section 251(c) of the General Corporation Law of the State of Delaware and the approval of the stockholders of JJI was by written consent pursuant to Section 228(e) of the General Corporation Law of the State of Delaware.

FOURTH:  That JJI shall be the surviving corporation in the Merger and that it shall retain the name “JJI Lighting Group, Inc.”

FIFTH: The Certificate of Incorporation of JJI shall be its Certificate of Incorporation.

SIXTH: That an executed copy of the Merger Agreement is on file at an office of JJI and that a copy of the Merger Agreement will be furnished by JJI, on request and without cost, to any stockholder of JJI or the Merging Company. The address of JJI to request an executed copy of the Merger Agreement is:

JJI Lighting Group, Inc. c/o The Genlyte Group Incorporated 10350 Ormsby Park Place Suite 601 Louisville, Kentucky 40223 Attn: Assistant Secretary

IN WITNESS WHEREOF, JJI has caused this Certificate of Merger to be signed by James F. Haworth, its President and Chief Executive Officer, this 22 day of May 2006.

JJI Lighting Group, Inc.
a Delaware corporation

By: /s/ James F. Haworth
Name: James F. Haworth
Title: President and Chief Executive Officer